UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 333-64804

(Check One):      [_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q
                  [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR

For Period Ended:      March 31, 2007

     [_] Transition Report on Form 10-K
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR

For the Transition Period Ended: ______________________________________

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Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________

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PART I - REGISTRANT INFORMATION


                           ASIA GLOBAL HOLDINGS CORP.
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                             Full Name of Registrant


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                            Former Name If Applicable

                              1601-1604 CRE CENTRE
                             889 CHEUNG SHA WAN ROAD
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            Address of Principal Executive Office (Street and Number)

                               KOWLOON, HONG KONG
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                            City, State and Zip Code


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PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

              (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10- KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR or N-CSR the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant's accounting staff was not able to complete the required financial information and deliver it to the registrant's independent public accountant for his review in time to complete the report prior to the filing deadline.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Fletcher A. Robbe, Esq.                   (949) 798-7220
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             (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

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If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           ASIA GLOBAL HOLDINGS CORP.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date May 14, 2007                     By: /s/ Michael Mak
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                                              Michael Mak, President